ANCHOR PATHWAY FUND
SHAREHOLDER INFORMATION (unaudited)


Supplemental Proxy Information:  A Special
Meeting of the Shareholders of the Anchor
Pathway Fund was held on March 21, 1997. Each of the applicable Series voted in favor of adopting the following proposals, therefore, the results are aggregated for the Fund unless otherwise specified.

1.To elect a slate of five members to the Board of Trustees to hold office until their successors are duly elected and qualified.

                   Votes in   Votes    Votes
                   Favor of   Against  Abstained
Richard D. Barger  90,952,212    --    1,940,316
James K. Hunt      91,105,619    --    1,786,909
Norman J. Metcalfe 91,105,854    --    1,786,674
Allan L. Sher      90,984,097    --    1,908,432
William M. Wardlaw 91,041,080    --    1,851,448

2.To approve certain changes to its fundamental investment restrictions:

(a.)Eliminating the Trusts' Fundamental
Investment Restriction relating to Investments in
Illiquid Securities.
  Votes in  	  Votes       Votes
  Favor of	    Against     Abstained
  75,860,742  10,444,709	  6,587,078

(b.)Eliminating the Trusts' Fundamental
Investment Restrictions relating to Pledging their
assets.
  Votes in    	Votes       Votes
	  Favor of    Against     Abstained
	  74,859,722  11,299,629  6,733,177

(c.)Eliminating the Trusts' Fundamental Investment
Restrictions relating to Options Transactions.
  Votes in    	Votes      Votes
	  Favor of    Against    Abstained
	  76,465,772  9,615,702  6,811,053

(d.)Eliminating the Trusts' Fundamental Investment
Restrictions relating to Investments in Securities
of other Investment Companies.
  Votes in    	Votes      Votes
	  Favor of    Against    Abstained
 	 78,545,526  7,984,997  6,362,005


(e.)Eliminating the Trusts' Fundamental Investment
Restrictions relating to Investments in Companies
for the purpose of Exercising Control. (Not
applicable to the Cash Management Series or the
U.S. Government/AAA-Rated Securities Series)
  Votes in    	Votes      Votes
	  Favor of    Against    Abstained
	  63,643,438  7,854,222  5,543,836

(f.)Eliminating the Trusts' Fundamental Investment
Restrictions relating to Underwriting of Securities
Issued by Others. (Not applicable to the Cash
Management Series or the U.S. Government/AAA Rated
Securities Series)
  Votes in    	Votes      Votes
  	Favor of    	Against    Abstained
	  63,018,114  8,300,280  5,723,101

(g.)Eliminating the Trusts' Fundamental Investment
Restrictions relating to Short Sales. (Not
applicable to the Cash Management Series or the
U.S. Government/AAA Rated Securities Series)
  Votes in    	Votes      Votes
	  Favor of    Against    Abstained
	  62,883,023  8,758,015  5,400,458

(h.)Amending the Trusts' Fundamental Investment
Restrictions relating to Making Loans. (Not
applicable to the Cash Management Series or the
U.S. Government/AAA Rated Securities Series)
  Votes in    	Votes      Votes
	  Favor of    Against    Abstained
	  62,994,410  8,630,638  5,416,447

(i.)  Amending the Trusts' Fundamental Investment
Restrictions relating to Borrowing Money. (Not
applicable to the Cash Management Series or the
U.S. Government/AAA Rated Securities Series)
  Votes in    	Votes      Votes
	  Favor of    Against    Abstained
	  62,666,535  8,914,034  5,460,926

3.  To ratify the selection of independent
accountants for its current fiscal year.

  Votes in    	Votes      Votes
	  Favor of    Against    Abstained
	  86,371,627  1,485,330  5,035,571